December 2025

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated November 25, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS – Opportunities in Commodities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 25, 2025.

GS Finance Corp.

Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the price of the iShares® Bitcoin Trust ETF. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price, resulting in a payment on the call payment date equal to at least $1,300.50 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price (the closing price of the underlying ETF on the valuation date) is greater than the initial ETF price, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the ETF percent change (the percentage increase or decrease in the final ETF price from the initial ETF price); (ii) if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, you will receive the principal amount of your securities plus a return reflecting the absolute value of the ETF percent change (e.g., if the ETF percent change is -5%, your return will be +5%); or (iii) if the final ETF price is less than the downside threshold price, you will receive a payment at maturity based on the ETF performance factor (the quotient of the final ETF price divided by the initial ETF price).

The securities are for investors who seek a return of at least 30.05% if their securities are automatically called or the potential to earn 150.00% of any positive return of the underlying ETF or seek a positive return for moderate decreases in the underlying ETF if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlying ETF seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

By purchasing the securities, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of securities of this type.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® Bitcoin Trust ETF (current Bloomberg symbol: “IBIT UQ Equity”)
Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. Subject to redemption by the company as provided under “— Automatic call feature” below, on the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	expected to price on or about December 16, 2025
Original issue date:	expected to be December 19, 2025
Call observation date:	expected to be December 23, 2026, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	expected to be December 29, 2026, subject to adjustment as described in the accompanying general terms supplement
Valuation date:	expected to be December 30, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be January 4, 2028, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute ETF return; or
•
if the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor

Leveraged upside payment:	$1,000 × leverage factor × ETF percent change
Leverage factor:	150.00%
Initial ETF price:	$ , which is the closing price of the ETF on the pricing date
Downside threshold price:	$ , which is 75.00% of the initial ETF price
CUSIP / ISIN:	40058WCC8 / US40058WCC82
Underwriter:	Goldman Sachs & Co. LLC
Estimated value range:	$900 to $960 per security. See page PS-3 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	2.50% ($ in total)*	97.50% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

SUMMARY TERMS (continued)
Automatic call feature:

if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,300.50 (set on the pricing date). No payments will be made after the call payment date.

ETF percent change:	(final ETF price - initial ETF price) / initial ETF price
Absolute ETF return:	the absolute value of the ETF percent change. For example, a -5% ETF percent change will result in a +5% absolute ETF return.
Final ETF price:	the closing price of the underlying ETF on the valuation date, subject to adjustment as described in the accompanying general terms supplement
ETF performance factor:	the final ETF price / the initial ETF price
Discontinuance or modification of the underlying ETF:

If the underlying ETF is delisted from the exchange on which the underlying ETF has its primary listing and the underlying ETF investment advisor or anyone else publishes a substitute underlying ETF that the calculation agent determines is comparable to the underlying ETF and approves as a successor underlying ETF, or if the calculation agent designates a substitute underlying ETF, then the calculation agent will determine the amount payable on the call payment date or the stated maturity date by reference to such successor underlying ETF.

If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing and there is no successor underlying ETF, the calculation agent will determine the payment at maturity on the call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying ETF, unless the actions described in the following two sentences are taken. If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing and there is no successor underlying ETF, the company may, at its option, accelerate the payment on the securities. If the company chooses to exercise this right, (i) it will deliver an acceleration notice to the holder of this security and the trustee at least five business days prior to the date of acceleration, (ii) on the date on which the company delivers the acceleration notice, the calculation agent will determine the amount due and payable per security upon early acceleration in good faith and in a commercially reasonable manner and (iii) that amount will be payable on the date specified in the acceleration notice, unless such date is not a business day, in which case the amount will be payable on the following business day, and the maturity date will be accelerated to such day.

If the calculation agent determines that the underlying ETF or the method of calculating the underlying ETF is changed at any time in any respect — including any split or reverse split of the underlying ETF, a material change in the investment objective of the underlying ETF and any addition, deletion or substitution and any reweighting or rebalancing of the underlying ETF and whether the change is made by the underlying ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying ETF or is due to any other reason —then the calculation agent will be permitted (but not required) to make such adjustments in the underlying ETF or the method of its calculation as it believes are appropriate to ensure that the prices of the underlying ETF used to determine the amount payable on the call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlying ETF may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

December 2025

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

December 2025

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

●
General terms supplement no. 17,744 dated October 20, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Investment Summary

The Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed call payment that will be paid on the call payment date (and the securities will be automatically called and no further payments will be made) if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price.

If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is greater than the initial ETF price, investors will receive the stated principal amount of their investment plus the leveraged upside payment.

If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, investors will receive the stated principal amount of their investment plus an unleveraged return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25.00% return.

However, if the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is less than the downside threshold price, investors will be fully exposed to the decline in the underlying ETF on a 1-to-1 basis, and will receive a payment at maturity that is less than the downside threshold price and could be zero.

Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of at least 30.05% if their securities are automatically called or the potential to earn 150.00% of any positive return of the underlying ETF or seek a positive return for moderate decreases in the underlying ETF if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on the call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and the payment at maturity may be less than 75.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying ETF closes at or above the initial ETF price on the call observation date. As a result, the securities are automatically called for at least $1,300.50 (set on the pricing date). If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity, the final ETF price is above the initial ETF price and investors receive principal back and a positive return at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payment is made. On the valuation date, the underlying ETF closes above the initial ETF price. At maturity, investors will receive the stated principal amount plus a return reflecting 150.00% of the increase in the price of the underlying ETF.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back and a return reflecting the absolute value of the performance of the underlying ETF at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes at or below the initial ETF price but at or above the downside threshold price. At maturity, investors will receive a 1% positive return on the securities for each 1% negative return of the underlying ETF. For example, if the final ETF price is 5.00% less than the initial ETF price, the securities will provide a total positive return of 5.00% at maturity. The maximum return investors may receive in this scenario is a positive 25.00% return at maturity. In this case, investors will receive at least the stated principal amount even if the underlying ETF has depreciated.

Scenario 4: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes below the downside threshold price. At maturity, investors will receive an amount equal to the product of the stated principal amount times the ETF performance factor. Under these circumstances, the payment at maturity will be less than 75.00% of the stated principal amount and could be zero.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical closing prices of the underlying ETF on the call observation date could have on the amount payable, if any, on the call payment date and (ii) the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as the case may be. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying ETF over the life of your securities and the actual closing price of the underlying ETF on the call observation date, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial ETF price:	$100.00*
Leverage factor:	150%
Hypothetical downside threshold price:	$75.00 (75.00% of the initial ETF price)

* The hypothetical initial ETF price of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial ETF price.

How to determine the amount payable, if any, on the call payment date:

The example below assumes that the hypothetical amount payable on the call payment date with respect to each $1,000 principal amount of your securities will be equal to $1,300.50 if the underlying ETF closes at or above the initial ETF price on the call observation date.

Hypothetical Call Observation Date	Closing Price of the Underlying ETF	Amount Payable on the Call Payment Date (per security)
#1	$120.00 (at or above initial ETF price)	$1,300.50

On the hypothetical call observation date, the underlying ETF closes at or above the initial ETF price. Therefore, the securities are automatically called and the amount payable on the call payment date equals $1,300.50.

Your securities will not be automatically called, and you will not receive a payment on the call payment date, if the closing price of the underlying ETF is below the initial ETF price on the call observation date.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Closing Price of the Underlying ETF (Final ETF Price)	Payment at Maturity (per security)
#1	$110.00 (above the initial ETF price)	$1,000 + leveraged upside payment = $1,000 + ($1,000 × 150% × 10%) = $1,150
#2	$90.00 (at or below the initial ETF price but at or above the downside threshold price)	$1,000.00 + ($1,000 × absolute ETF return) = $1,000 + ($1,000 × 10%) = $1,100
#3	$50.00 (below the downside threshold price)	$1,000 × the ETF performance factor = $1,000 × ($50.00 / $100.00) = $500

In example #1, the final ETF price is above the initial ETF price. Therefore, investors receive at maturity the stated principal amount of the securities plus a return reflecting 150.00% of the increase in the price of the underlying ETF.

In example #2, the final ETF price is at or below the initial ETF price but is at or above the downside threshold price. Therefore, investors receive at maturity the stated principal amount of the securities plus a 1% positive return on the securities for each 1% negative return of the underlying ETF.

In example #3, the final ETF price is below the downside threshold price. Therefore, investors are exposed to the downside performance of the underlying ETF at maturity and receive at maturity an amount equal to the stated principal amount times the ETF performance factor.

If the final ETF price is below the downside threshold price, you will be exposed to the downside performance of the underlying ETF at maturity, and your payment at maturity will be less than $750.00 per security and could be zero.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Additional Hypothetical Examples

Hypothetical Payment on the Call Payment Date

The example below assumes that the hypothetical payment that we would pay on the call payment date with respect to each $1,000 principal amount of your securities will be equal to $1,300.50 if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the call observation date.

If your securities are automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,300.50. If, for example, the closing price of the underlying ETF on the call observation date was determined to be 150.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 130.05% of the principal amount of your securities or $1,300.50 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

Hypothetical Payment at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is less than the initial ETF price), the amount we would deliver for each $1,000 principal amount of your securities on the maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	250.000%
150.000%	175.000%
125.000%	137.500%
110.000%	115.000%
105.000%	107.500%
100.000%	100.000%
95.000%	105.000%
85.000%	115.000%
75.000%	125.000%
74.999%	74.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

As shown in the table above:

•
If the securities have not been automatically called on the call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final ETF price were determined to be 85.000% of the initial ETF price, the absolute ETF return would be 15.000% and the payment at maturity that we would deliver on your securities would be 115.000% of the stated principal amount of your securities.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on the call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying ETF as measured from the initial ETF price set on the pricing date to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the downside threshold price, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your securities for every 1.00% decline in the ETF price over the term of the securities. Thus, you may lose your entire investment in the securities, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF

If your securities are not automatically called and the final ETF price is less than the downside threshold price, you will lose all or a significant portion of your investment in the securities. This means that while a decrease in the final ETF price to the downside threshold price will not result in a loss of principal on the securities and instead will result in a positive return equal to the absolute ETF return, a decrease in the final ETF price below the downside threshold price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying ETF.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Amount You Will Receive on the Call Payment Date Will Be Capped

Regardless of the closing price of the underlying ETF on the call observation date, the amount you may receive on the call payment date is capped and you will not benefit from any increase in the closing price of the underlying ETF above the initial ETF price on the call observation date. If your securities are automatically called on the call

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

observation date, the maximum payment you will receive for each $1,000 face amount of your securities will be at least $1,300.50 (set on the pricing date).

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying ETF at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on the call payment date, if any, will be paid only if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the call observation date. Therefore, the closing price of the underlying ETF on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the amount you will receive on the stated maturity date, if any, will be based on the closing price of the underlying ETF on the valuation date. Therefore, for example, if the final ETF price dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the closing price of the underlying ETF prior to such drop. Although the actual closing price of the underlying ETF on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing price of the underlying ETF on the call observation date or the valuation date, you will not benefit from the closing price of the underlying ETF on any date other than on the call observation date or the valuation date.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things,

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

We May Accelerate Your Securities at Our Option If the Underlying ETF Is Delisted or Withdrawn and There Is No Successor Underlying ETF

If the calculation agent determines that the underlying ETF is delisted or withdrawn from the exchange on which the underlying ETF has its primary listing and there is no successor underlying ETF, we will be permitted to accelerate the payment on your securities at our option and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If we accelerate the payment on your securities at our option, your investment may result in a loss and you may not be able to reinvest your money at a comparable return for a similar level of risk. For more information, see “Summary Terms — Discontinuance or modification of the underlying ETF” in this pricing supplement.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of the underlying ETF. You will not receive any dividends that may be paid on the shares of the underlying ETF. See “—Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF” below for additional information.

Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying ETF or any other rights of a holder of any shares of the underlying ETF. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

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the price of the underlying ETF;
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the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
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economic, financial, regulatory, political, military, public health and other events that affect markets generally, or the underlying ETF in particular, and which may affect the closing price of the underlying ETF;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before the call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before the call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on the call payment date or at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment on the call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

You Will Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your securities, may adjust the closing price of the underlying ETF for certain events that may affect the underlying ETF, but only in the situations we describe in “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” in the accompanying general terms supplement. The calculation agent will not be required to make an adjustment for every event that may affect the underlying ETF and will have broad discretion to determine whether and to what extent an adjustment is required.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlier. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlier.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlier and therefore the market value of your securities and the amount we will pay on your securities, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying ETF or other similar securities, which may adversely impact the market for or value of your securities.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Additional Risks Related to the Underlying ETF

The Price of the Shares of the Underlying ETF Relates Directly to the Value of the Bitcoin Held by the Underlying ETF and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the Underlying ETF’s Shares

The shares of the underlying ETF are designed to generally reflect the performance of the price of bitcoin – a digital asset – and the price of the shares relates directly to the value of the bitcoin held by the underlying ETF, less the trust’s expenses and liabilities. The price of bitcoin has experienced extreme volatility in recent periods and may continue to do so. A wide variety of complex and difficult to predict factors may affect the price of the shares of the underlying ETF, including, but not limited to:

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Price Volatility, Valuation and Liquidity. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Historically, digital assets have experienced extreme price volatility as a result of loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Future price volatility could result from these and other factors, including a lack of stability and standardized regulation in the digital asset markets and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers. Extreme volatility in the future, including further declines in the trading prices of bitcoin, could have a material adverse effect on the price of the underlying ETF and, consequently, the securities. Further, the lack of centralized pricing sources for digital assets, including bitcoin, and digital asset-related investments poses a variety of valuation challenges. There may be challenges in valuing bitcoin holdings due to price volatility, illiquidity, fragmented markets and inconsistent pricing across exchanges and intermediaries. Moreover, bitcoin trading activity may be suspended without warning due to liquidity shortages, cyberattacks or regulatory action, and users may have limited recourse. Disparate pricing across platforms and intermittent outages can also impair the ability to transact or value holdings of bitcoin reliably. Any complications in valuing bitcoin holdings could have a material adverse effect on the price of the underlying ETF and, consequently, the securities.
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Digital Asset Risk. The price of the underlying ETF is subject to a number of factors relating to the fundamental investment characteristics of bitcoin as a digital asset, including the fact that digital assets are bearer instruments and loss, theft, destruction, or compromise of the associated private keys could result in permanent loss of the asset, and the capabilities and development of blockchain technologies such as the bitcoin blockchain. Digital assets represent a relatively new and rapidly evolving industry, and the price of the underlying ETF depends on the continued acceptance of bitcoin. Changes in the governance of a digital asset network may not receive sufficient support from users and miners, which may negatively affect that digital asset network’s ability to grow and respond to challenges. Furthermore, if less than a substantial majority of users and miners download a proposed modification of the bitcoin network’s source code, the bitcoin network may “fork” (or “split”), with one group running pre‑modified software and the other running modified software. A fork may lead to new security, competition and other concerns and may adversely affect the price of bitcoin, and may adversely affect the underlying ETF, at the time of announcement, adoption, or subsequently.
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Security Threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The bitcoins held in the underlying ETF’s account at its bitcoin custodian or trading balance held with its prime execution agent are expected to be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the underlying ETF’s bitcoins and are expected to become more appealing as the underlying ETF’s assets grow. To the extent that the underlying ETF is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the underlying ETF’s bitcoins may be subject to theft, loss, destruction or other attack.
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Fraud and Manipulation. Digital asset platforms are relatively new and, in some cases, unregulated. The bitcoin market globally and in the United States is not subject to comparable regulatory guardrails and may lack the transparency, controls, and oversight that exist in regulated markets. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin, new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely impact the underlying ETF’s creation and redemption arbitrage mechanism and affect the price of the underlying ETF and, consequently, the securities.
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Flaws in the Source Code and Network Attacks. Flaws in the source code for digital assets have been exposed and exploited from time to time, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying bitcoin could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of the bitcoin network or take the underlying ETF’s bitcoin, which would adversely affect the price of the underlying ETF. Any of these actions by a malicious actor could have an adverse impact on the price of the underlying ETF and, consequently, the securities.
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Concentration. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The largest bitcoin wallets are believed to hold, in aggregate, a significant percentage of the bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of bitcoins, and it is possible that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of bitcoin and, consequently, the price of the underlying ETF.
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Lack of Incentives. Participants in the bitcoin network need to be incentivized to participate in the bitcoin network. If the digital asset awards for mining blocks or the transaction fees for recording transactions on the bitcoin network are not sufficiently high to incentivize miners, or if certain jurisdictions continue to limit mining activities, miners may cease expending processing power to mine blocks and confirmations of transactions on the bitcoin blockchain could be slowed. A reduction in the processing power expended by miners on the bitcoin network could increase the likelihood of a malicious actor obtaining control. Lack of incentives to participate in the bitcoin network could result in disruptions in recording transactions on the bitcoin network. Any widespread delays or disruptions in the recording of transactions could result in a loss of confidence in the bitcoin network and could prevent the underlying ETF from completing transactions associated with its day-to-day operations, including creation and redemption of shares of the underlying ETF.
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Competition. Competition from the emergence or growth of other digital assets or methods of investing in bitcoin could have a negative impact on the price of bitcoin and adversely affect the price of the underlying ETF. Although bitcoin was the first digital asset to gain global adoption and critical mass, today there are a multitude of alternative digital asset options. In addition, central banks in various countries have introduced digital forms of legal tender which could have an advantage in competing with, or replace, bitcoin and other cryptocurrencies as a medium of exchange or store of value. Lastly, the underlying ETF faces competition with respect to the creation of competing exchange-traded bitcoin products which may charge lower fees, which could have the effect of the underlying ETF failing to gain acceptance or being able to obtain adequate amounts of bitcoin. Any of the foregoing could have an adverse impact on the price and availability of bitcoin, the price of the underlying ETF and the value of the securities.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

The Policies of the Underlying ETF’s Investment Advisor Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF’s investment advisor may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by the underlying ETF, the calculation of the net asset value and net asset value per share, and additions, deletions or substitutions of assets in the underlying ETF. Such determinations could affect the market price of the shares of the underlying ETF, and therefore, the amount payable on your securities on the call payment date or the stated maturity date. The amount payable on your securities and their market value could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the underlying ETF and the manner in which it calculates the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF — and thus the amount payable on the call payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF and the amount payable on your securities more fully under “Summary Terms — Discontinuance or modification of the underlying ETF” in this pricing supplement.

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underlying ETF, and, at any time, may hold shares of the underlying ETF. Goldman Sachs is not otherwise affiliated with the underlying ETF investment advisor. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying ETF. You, as an investor in the securities, should make your own investigation into the underlying ETF.

The underlying ETF investment advisor is not involved in the offering of the securities in any way and does not have any obligation of any sort with respect to the securities. The underlying ETF investment advisor does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the securities.

There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

The purpose of the underlying ETF is to own bitcoin purchased by the underlying ETF in exchange for shares issued by the underlying ETF. The underlying ETF is not actively managed and may be affected by a decline in the price of bitcoin.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in safekeeping the underlying ETF’s bitcoin.

The Underlying ETF Has a Limited Operating History

The securities are linked to the performance of the underlying ETF, which commenced trading on January 11, 2024. Because the underlying ETF has no underlying ETF price history prior to that date, limited historical underlying ETF price information will be available for you to consider in making an independent investigation of the underlying ETF performance, which may make it difficult for you to make an informed decision with respect to the securities.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

The Underlying ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The underlying ETF is concentrated in a single commodity. As a result, the performance of the underlying ETF will be concentrated in the performance of that specific commodity. Although your investment in the securities will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the underlying ETF, the return on your investment in the securities will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the underlying ETF, which could have an adverse impact on the value of the securities.

Investing in Securities Linked to the Underlying ETF Is Not the Same as Investing Directly in Bitcoin

The performance of the underlying ETF may not fully replicate the performance of the price of bitcoin due to the fees and expenses charged by the underlying ETF or by restrictions on access to bitcoin due to other circumstances. The underlying ETF does not generate any income and as the underlying ETF regularly sells bitcoin to pay for its ongoing expenses, the amount of bitcoin represented by each share of the underlying ETF has gradually declined over time. The underlying ETF sells bitcoin to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of bitcoin. The sale of the underlying ETF’s bitcoin to pay expenses at a time of low bitcoin prices could adversely affect the value of the underlying ETF and, therefore, the value of your securities. Additionally, there is a risk that part or all of the underlying ETF’s bitcoin could be lost or stolen due to theft, which could adversely affect the value of your securities.

The Method By Which the Underlying ETF Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the Underlying ETF; The CME CF Bitcoin Reference Rate Has a Limited Operating History

On each business day, as soon as practicable after 4:00 p.m. (New York Time), the underlying ETF evaluates the bitcoin held by the underlying ETF and determines the net asset value of the underlying ETF and the net asset value per share. For purposes of making these calculations, a business day means any day other than a day when Nasdaq is closed for regular trading. The underlying ETF values the bitcoin held by the underlying ETF by reference to the CME CF Bitcoin Reference Rate, which has only been in operation since February 2022. The CME CF Bitcoin Reference Rate serves as a once-a-day benchmark rate of the U.S. dollar price of bitcoin (USD/BTC), calculated as of 4:00 p.m. (New York Time). The net asset value of the underlying ETF equals the total assets of the underlying ETF, which consists solely of bitcoin and cash, less total liabilities of the underlying ETF. The net asset value per share of the underlying ETF equals the net asset value of the underlying ETF divided by the number of shares outstanding on the day the computation is made. If the CME CF Bitcoin Reference Rate is not available, the underlying ETF’s holdings may be fair valued on a temporary basis in accordance with the policy approved by the trustee.

If the CME CF Bitcoin Reference Rate, or other valuation method, does not prove to be an accurate benchmark, and the CME CF Bitcoin Reference Rate, or other valuation method, varies materially from the price of bitcoin determined by other mechanisms, the net asset value of the underlying ETF and, therefore, the value of an investment in the shares could be adversely impacted.

Termination or Liquidation of the Underlying ETF Could Adversely Affect the Value of the Securities

The underlying ETF is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the actual exchange rate of bitcoin is lower than the price of bitcoin at the time when you purchased your securities, which could have an adverse impact on the value of the securities.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities

The value and liquidity of digital asset markets generally, and bitcoin specifically, may be influenced by new laws, regulations, policies and guidance which may vary significantly among international, U.S. federal, state and local jurisdictions. The regulatory environment for digital assets is constantly evolving, and new regulations or policies

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

may materially adversely affect the underlying ETF and its ability to invest in bitcoin or the value of bitcoin. Regulation of digital assets may also vary significantly among international, federal, state, and local jurisdictions and is subject to a level of uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations or guidance, or take other actions, which may severely impact the use of digital assets generally and the technology behind them or the means of transacting in or transferring them. Failure by the underlying ETF to comply with any current or future laws, rules and regulations, some of which may be subject to change, could result in a variety of adverse consequences.

Even Though Cryptocurrencies Trade Around-The-Clock, Your Securities Will Not

Your securities are linked to an underlying ETF that holds bitcoin. The interbank market in cryptocurrencies is a global, around-the-clock market. Therefore, the hours of trading for your securities, if any trading market develops, will not conform to the hours during which bitcoin trades. Significant price and rate movements may take place in the underlying cryptocurrency exchange markets that will not be reflected immediately in the price of your securities. The possibility of these movements should be taken into account in relating the value of your securities to those in the underlying cryptocurrency exchange markets. There is no systematic reporting of last-sale information for cryptocurrencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank cryptocurrency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the underlying ETF used to calculate the amount payable on your securities. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying cryptocurrency exchange markets.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption, or maturity of your securities, could be collected via withholding. If these

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Your Securities May Be Subject to the Constructive Ownership Rules

There exists a substantial risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Although the application and effect are uncertain, if Section 1260 of the Internal Revenue Code were to apply to your securities, it is not likely to have a significant impact on the character of your gain or loss on the securities. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

The Underlying ETF

The iShares® Bitcoin Trust ETF (the “trust”) issues shares (the “shares”) representing fractional undivided beneficial interests in its net assets.

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The purpose of the trust is to own bitcoin purchased by the trust in exchange for shares issued by the trust. The trust seeks to reflect generally the performance of the price of bitcoin. The trust seeks to reflect such performance before payment of the trust’s expenses and liabilities. The shares are intended to constitute a simple means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. For more information about bitcoin, see “Bitcoin” in this pricing supplement.
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The trust’s trustee is BlackRock Fund Advisors.
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The shares trade under the ticker symbol “IBIT” on The Nasdaq Stock Market LLC.
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The trust’s SEC CIK Number is 0001980994.
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The trust’s inception date was January 5, 2024.

Coinbase Custody Trust Company, LLC is the custodian of the trust's bitcoin holdings; Coinbase, Inc., an affiliate of Coinbase Custody Trust Company, LLC, is the prime execution agent; the Bank of New York Mellon is the custodian for the Trust's cash holdings and the administrator of the trust; and Wilmington Trust is the Delaware trustee of the trust. The trust issues (in blocks of 40,000 shares, each of which is referred to as a “basket”) shares representing fractional undivided beneficial interests in its net assets. The assets of the trust consist primarily of bitcoin held by a custodian on behalf of the trust. The trustee of the trust sells bitcoin held by the trust to pay the trust’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

The trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of bitcoin. The trust pays the sponsor’s fee, which accrues daily at an annualized rate equal to 0.25% of the net asset value of the trust, at least quarterly in arrears. The trustee of the trust will, when directed by the sponsor of the trust, and, in the absence of such direction, may in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of the trust sponsor’s fee and trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of bitcoin necessary to pay the trust sponsor’s fee and trust expenses or liabilities not assumed by the trust sponsor, the net asset value of the trust will decrease over the life of the trust. New purchases of bitcoin utilizing cash proceeds from new shares issued by the trust do not reverse this trend. A decrease in the amount of bitcoin represented by each share is expected to result in a decrease in the price of the shares, even if the price of bitcoin has not changed. To retain the share's original price, the price of bitcoin would likely have to increase. Without that increase, the lesser amount of bitcoin represented by the share would be expected to cause the shares to have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of bitcoin represented by each share, the price of the shares will likely decrease.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your security and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a security, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Historical Closing Prices of the Underlying ETF

The closing prices of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF will result in you receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the relevant closing prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2024 (from the date the underlying ETF commenced trading on January 11, 2024) and 2025 (through November 21, 2025). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the iShares® Bitcoin Trust ETF

	High	Low	Period End
2024
Quarter ended March 31 (from January 11, 2024)	$41.95	$22.32	$40.47
Quarter ended June 30	$40.95	$32.39	$34.14
Quarter ended September 30	$38.93	$30.41	$36.13
Quarter ended December 31	$60.73	$33.95	$53.05
2025
Quarter ended March 31	$60.42	$44.91	$46.81
Quarter ended June 30	$63.23	$43.59	$61.21
Quarter ended September 30	$69.84	$59.84	$65.00
Quarter ending December 31 (through November 21, 2025)	$71.29	$47.97	$47.97

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

The graph below shows the daily historical closing prices of the underlying ETF from January 11, 2024 (the date the underlying ETF commenced trading) through November 21, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the price of most commodity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® Bitcoin Trust ETF

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Bitcoin

Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption, or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities.

In addition, there exists a substantial risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Although the application and effect are uncertain, if Section 1260 of the Internal Revenue Code were to apply to your securities, it is not likely to have a significant impact on the character of your gain or loss on the securities. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

December 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due January 4, 2028 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on December 19, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

By purchasing the securities, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of securities of this type.

December 2025